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                                                                    Exhibit 21.1



                          Subsidiaries of the Company


     The Company's significant subsidiaries, Gulf Island, L.L.C., Dolphin Services, Inc., and Southport, Inc., all of which are organized under Louisiana law, and wholly owned subsidiaries and included in the Company's consolidated financial statements.